UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): December 11, 2009

Gulf Resources, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

000-20936 (Commission File Number)	13-3637458 (IRS Employer Identification No.)

Chenming Industrial Park, Shouguang City, Shandong, China 262714
(Address of principal executive offices and zip code)

+86 (536) 567-0008
(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 11, 2009, the Registrant entered into a securities purchase agreement (the “Purchase Agreement”), with institutional investors (the “Investors”), pursuant to which the Registrant will sell 2,941,181 shares of its common stock, par value $0.0005 per share (the “Common Stock”) at a purchase price of $8.50 per share, for gross proceeds of approximately $25.0 million (the “Financing”).  The closing of the Financing is expected to occur on or prior to January 1, 2010 (the “Closing Date”).

Until the earlier of (i) seven months after the Closing Date, provided that the Company is in compliance with the current public information requirement under Rule 144(c) on such date, and (ii) thirty (30) days after the Effective Date (as defined below)(the “Trigger Date”), the Company shall not (a) file any registration statements, other than in connection with the Financing, (b) directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its Subsidiaries' equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of Common Stock, or securities exercisable to convertible into shares of Common Stock (a “Subsequent Placement”), or (c) be party to any solicitations, negotiations or discussions with regard to the foregoing.  In addition to the foregoing restrictions, for a period of two years after the Trigger Date, the Investors have a right to participate in any Subsequent Placement; except that the foregoing restrictions shall not apply to (x) certain issuances of the Company’s securities, including, without limitation, (i) under an approved equity incentive plan, and (ii) in connection with mergers, acquisitions, strategic business partnerships or joint ventures, in each case with non-affiliated third parties and otherwise on an arm's-length basis, the primary purpose of which is not to raise additional capital, or (y) any bona fide firm commitment underwritten public offering or a shelf” registration statement for an "at-the-market offering" as defined in Rule 415(a)(4) of the Securities Act of 1933, as amended.

Registration Rights Agreement

In connection with the Financing, we entered into a registration rights agreement (the “RRA”) with the Investors in which we agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register the Shares no later than thirty (30) days after the Closing Date.  We have agreed to use our best efforts to have the Registration Statement declared effective within ninety (90) calendar days after the Closing Date, or one hundred twenty (120) calendar days after the Closing Date in the event the Registration Statement is subject to a “full review” by the SEC (the “Effective Date”).  In the event we are unable to register all of the Registrable Securities on the Registration Statement, due to the SEC’s application of Rule 415, we have agreed to file such number of  additional registration statements as necessary to register all of the remaining Registrable Securities.

We are required to keep all applicable registration statements continuously effective under the Securities Act until such date as is the earlier of the date when all of the securities covered by that registration statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule 144 (the “Financing Effectiveness Period”).  We will pay liquidated damages of 2% of each holder’s initial investment in the Shares sold in the Financing on the date of,  and until such failure is cured, every 30 days thereafter if the Registration Statement is not filed or declared effective within the foregoing time periods or ceases to be effective prior to the expiration of the Financing Effectiveness Period.  However, no liquidated damages shall be paid (i) with respect to any securities being registered that we are not permitted to include in the  Registration Statement due to the SEC’s application of Rule 415 if the Shares exceed one-third of the Company’s public float, or (ii) with respect to any Investor, solely because such Investor is required to be described as an underwriter under applicable securities laws.

The foregoing is a summary of certain terms of the Purchase Agreement and the RRA.  Each of the Purchase Agreement and the RRA are attached as exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K, and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

As set forth above in Item 1.01, the Registrant has entered into the Purchase Agreement under which the Registrant will sell 2,941,181 shares of its Common Stock at a purchase price of $8.50 per share to certain institutional investors, for gross proceeds of approximately $25.0 million (the “Financing”).

Brean Murray, Carret & Co., LLC, acted as the exclusive placement agent in the Financing.  The Shares were sold in a transaction not involving a public offering and were issued without registration in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended and Regulation D promulgated thereunder.

Item 8.01 Other Events

On December 11, 2009, the Company issued a press release announcing the signing of the Purchase Agreement.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(b) Exhibits.

Exhibit No.	Description
10.1	Securities Purchase Agreement
10.2	Registration Rights Agreement
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULF RESOURCES, INC.

By:	/s/ Xiaobin Liu
Name:	Xiaobin Liu
Title:	Chief Executive Officer